================================================================================




                            PREFERRED STOCK AGREEMENT

                                     Between

                   PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

                                       and

                                 CITIBANK, N.A.

                          Dated as of November 29, 1994

   Related to the Purchase of Series III Convertible Preferred Stock and the
    Deposit Thereof in accordance with the Preferred Stock Deposit Agreement



================================================================================

                            PREFERRED STOCK AGREEMENT

         AGREEMENT dated as of November 29, 1994 between PHILIPPINE LONG DISTANCE TELEPHONE COMPANY, a corporation organized under the laws of the Republic of the Philippines (the "Company") and CITIBANK, N.A., a national banking association organized under the laws of the United States of America (the "Depositary").

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, pursuant to the Underwriting Agreement dated as of November 21, 1994 between the Company and the Underwriters named therein (the "Underwriting Agreement"), the Company has agreed to sell, and each of such Underwriters has severally agreed to purchase, shares of Series III Convertible Preferred Stock, par value P10 per share of the Company (the "Shares");

         WHEREAS, pursuant to the Underwriting Agreement it is contemplated that such Underwriters will deposit with the Depositary the Shares in accordance with the terms and conditions of the Preferred Stock Deposit Agreement (the "Deposit Agreement") dated the date hereof between the Depositary and the Holders (as such terms are defined in the Deposit Agreement) from time to time of Global Depositary Receipts ("GDRs") issued thereunder, which GDRs shall evidence the Global Depositary Shares ("GDSs") which shall represent the Shares to be so deposited;

         WHEREAS, the execution of this Agreement (including the indemnification provisions contained herein) is a condition precedent to the obligations of the Underwriters under the Underwriting Agreement.

         NOW, THEREFORE, in consideration of the premises the parties hereto agree as follows:

         1. Ownership Restrictions. The Company may restrict transfers of the Shares if such transfer might result in ownership of Shares exceeding limits under any applicable law or the Company's Amended Articles of Incorporation. The Company shall notify the Depositary and the Custodian in writing of any such restrictions imposed on Shares constituting Deposited Securities.

         2. Withholding. In the event that the Company or the Depositary, as appropriate, shall be required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Shares or other securities deposited under or received by the Depositary or its agent in accordance with the Deposit Agreement ("Deposited Securities") an amount on account of taxes or other governmental charges, the Company or its agent or the Depositary or its agent, as appropriate, will remit to the appropriate governmental authority or agency all amounts withheld and owing to such authority or agency. The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental authorities or agencies or, at the request and expense of the Company, the Depositary or its agent may file such reports if deemed lawful and reasonably feasible by the Depositary.

         The Company will provide to the Depositary copies of official receipts or other evidence of payment of such withholding tax paid by the Company to the Philippine Bureau of Internal Revenue (on the appropriate governmental form, if applicable) in respect of the Shares constituting Deposited Securities, such evidence to include the amount of such taxes withheld, both in the aggregate and on a per Share basis. The Depositary will, in turn, provide the Company with such information from its records (on the appropriate governmental form, if applicable) as will enable the Company to comply with its obligations under the previous sentence and will distribute and otherwise make available to Holders such information in accordance with paragraph 5 hereof.

         Notwithstanding any other provision of this Agreement, before making any distribution or other payment on any Deposited Securities, the Company shall make such deductions (if any) which, by the laws or regulations of the Philippines, the Company is required to make in respect of any income, capital gains or other taxes and the Company may also deduct the amount of any tax or governmental charges payable by the Company or for which the Company might be made liable in respect of such distribution or other payment or any document signed in connection therewith.

         3. Obligations of the Company and the Depositary. The Company and the Depositary shall act in good faith and use reasonable judgment in the performance of their respective obligations set forth in this Agreement. The Depositary and the Company undertake to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Depositary or the Company.

         4. Charges of Depositary. The fees, if any, of the Depositary and the registrar under the Deposit Agreement (the "Registrar") which are specified in Exhibit B to the Deposit Agreement, shall be paid as provided in such Exhibit.

         Any charges and expenses of the Depositary and the Registrar, if any, under the Deposit Agreement that are not paid by Holders of GDRs will be paid by the Company in accordance with agreements in writing entered into between the Depositary and the Company as to the nature and amount of such charges and expenses. Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months. The charges and expenses of the Custodian, the nominee under the Deposit Agreement or any other agent of the Depositary are for the sole account of the Depositary.

         The right of the Depositary to receive payment of fees, charges and expenses as provided in this Agreement and the Deposit Agreement shall survive the termination of this Agreement and the Deposit Agreement and the resignation of the Depositary pursuant to this Agreement and the Deposit Agreement.

         5. Notices, Reports and Communications. On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Shares or other Deposited Securities, of any other meeting of holders of the Company's securities at which holders of Shares or other Deposited Securities are entitled to vote or of any adjourned meeting of such holders, or of the taking of any action by such holders of Shares or other Deposited Securities other than at a meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of Deposited Securities, the Company agrees to transmit to the Depositary and the Custodian a copy of the notice thereof in the English language but otherwise in the form given or to be given to holders of Shares or other Deposited Securities. The Company shall also furnish to the Custodian and the Depositary a summary, in English, of any applicable provisions or proposed provisions of the Amended Articles of Incorporation of the Company that may be relevant or pertain to such notice of meeting or be the subject of a vote thereat.

         The Company will provide to the Custodian and the Depositary will, at the Company's expense, arrange for the prompt transmittal by the Custodian to the Depositary, of sufficient copies of such notices and any other reports and communications that are generally made available by the Company to holders of Shares. The Depositary shall arrange at the Company's expense for prompt mailing of copies thereof and copies of the withholding tax information provided to the Depositary pursuant to Section 2 hereof to all Holders and, at the reasonable request and at the expense of the Company, shall also make such notices, reports and communications (including information in respect of dividends received by the Depositary with regard to the Shares) available to all Holders in the same manner as the Company makes them generally available to holders of Shares or on such other basis as the Company may advise the Depositary is required by any law or regulation or any requirement of any stock exchange to which the Company may be subject, subject to any limitations imposed by U.S. law. The Company will also provide to the Custodian or the Depositary an English language translation of such reports or communications concurrently with the receipt by the Custodian of such reports or communications. The Depositary may, but shall not be required to, at the Company's expense, obtain English translations or adequate English summaries of any notices, reports or communications which are generally provided by the Company to its holders of Shares which are not initially furnished to the Depositary in English text.

         6. Issuance of Additional Shares, Etc. In the event of any issuance of additional Shares or of other securities (including rights and convertible or exchangeable securities) as a dividend or distribution with respect to the Shares or other Deposited Securities, or future issuances to Holders for cash of additional Shares or such other securities, the Depositary shall not distribute any such additional Shares or other securities to the Holders unless the Company shall have furnished to the Depositary a written opinion from counsel for the Company in the United States, which counsel shall be reasonably satisfactory to the Depositary, stating whether or not the circumstances of such issue are such as to make it necessary for a registration statement under the Securities Act to be in effect at or prior to making such dividend or distribution available to the Holders entitled thereto and, if in the opinion of such counsel a registration statement is required, stating that there is a registration statement in effect which will cover the issuance of such securities. If, for any reason, the Depositary reasonably deems such a distribution of Shares not to be practical, lawful or feasible, the Depositary may after consultation with the Company (i) to the extent permitted by applicable law, adopt such method as the Depositary reasonably deems equitable or practicable for the purpose of obtaining such distribution or effecting such distribution or (ii) if the Depositary reasonably determines that no such method of distribution can be effected in a practicable or equitable manner, the Depositary may refrain from effecting such distribution altogether until such time as it reasonably determines that a practicable or equitable distribution can be effected.

         Any future issuances of (1) additional Shares, (2) rights, preferences or privileges to subscribe for Shares, (3) securities convertible into or exchangeable for Shares, or (4) rights, preferences or privileges to subscribe for securities convertible into or exchangeable for Shares (other than as a dividend or distribution or issuance for cash to Holders as described in the immediately preceding paragraph), shall be effected by the Company in a manner so as to not violate the Securities Act. If the Company determines that an issuance of such securities is required to be registered under the Securities Act, the Company will (x) register such issuance to the extent necessary, (y) alter the terms of the issuance to avoid the registration requirements of the Securities Act or (z) direct the Depositary to take such measures as are provided in Sections 4.03 through 4.05 of the Deposit Agreement or other specific measures with respect to the acceptance for deposit of Shares to prevent such issuance from being made in violation of the registration requirements of the Securities Act.

         Neither the Company nor any company controlling, controlled by or under common control with the Company will at any time deposit any Shares, either upon original issuance or upon a sale of Shares previously issued and reacquired by the Company or by any such controlled or controlling company, unless such transaction is registered under the Securities Act or is exempt from registration under the Securities Act as confirmed by a written opinion from counsel for the Company in the United States, which counsel shall be reasonably satisfactory to the Depositary.

         7. Execution and Delivery of Additional GDRs. The Depositary may, and shall, if the Company so requests, execute and deliver additional GDRs or call for the surrender of outstanding GDRs to be exchanged for new GDRs upon any change in par value, split-up, consolidation, or any other reclassification of the Shares (other than as a result of a conversion of Shares into Common Stock in accordance with the terms of the Shares), or upon recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party which results in securities being received by the Depositary or the Custodian in exchange for, in conversion of or in respect of Shares.

         8. Further Obligations of the Depositary to Consult with the Company. The Depositary shall consult with the Company under the following circumstances:

         (i) If the Custodian or the Depositary receives any distribution upon any deposited Convertible Preferred Shares in property (other than cash or rights upon any Deposited Securities) and, in the opinion of the Depositary, such distribution can not be made proportionately among such GDR Holders or if for any other reason the Depositary deems such distribution to be impracticable, unlawful or unfeasible, the Depositary shall consult with the Company and adopt such method as it deems equitable or practicable following such consultation to effect such distribution.

         (ii) The Depositary shall consult with the Company when fixing a record date pursuant to the Deposit Agreement.

         9. Further Obligations of the Depositary. The Depositary shall have the following further obligations:

         (i) The Depositary shall use reasonable efforts to comply with written instructions of the Company not to accept for deposit under the Deposit Agreement any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with the securities laws of the United States.

         (ii) The Depositary shall take such additional actions and provide such additional information as the Depositary shall from time to time agree with the Company.

         10. Resignation of the Depositary; Appointment of Successor Depositary. The Depositary will not resign as Depositary under the Deposit Agreement and terminate this Agreement unless it has given 30 days' written notice of its election so to do to the Company, such resignation and termination to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

         In case at any time the Depositary acting under the Deposit Agreement shall resign, the Company shall use its best efforts to name a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Such successor depositary shall execute and deliver to its immediate predecessor depositary and to the Company an agreement substantially in the form hereof and an instrument in writing accepting its appointment under the Deposit Agreement, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its immediate predecessor; but such immediate predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company, shall execute and deliver an instrument transferring to such successor depositary all rights and powers of such immediate predecessor hereunder and under the Deposit Agreement, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders of all outstanding GDRs and such other books and records maintained by such predecessor and its agents with respect to its function as Depositary.

Any such successor depositary shall promptly mail notice of its appointment to the Holders.

         Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

         11. Termination. The Company may at any time direct the Depositary to terminate the Deposit Agreement and the Deposit Agreement will be terminated by the Depositary's mailing notice of such termination to the Holders of all GDRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if the Depositary shall have delivered to the Company a written notice of its election to resign, and a qualified successor depositary shall not have been appointed and accepted its appointment as provided in Section 10 within 90 days after such delivery. Upon the termination of the Deposit Agreement, the Depositary shall be discharged from all obligations under this Agreement, except for its obligations under Section 12. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under this Agreement, except for its obligations under Sections 4 and 12.

         12. Indemnification. The Company shall indemnify the Depositary, the Custodian and any of their respective agents against, and hold each of them harmless from, any loss, liability or expense of any kind whatsoever that may arise (a) out of or in connection with any offer, issuance, sale, resale, transfer, conversion, deposit or withdrawal of GDRs, GDSs, Shares, other Deposited Securities, Common Stock or any offering documents in respect thereof or (b) out of acts performed or omitted, including but not limited to any delivery by the Depositary on behalf of the Company of information regarding the Company, in connection with this Agreement, the Deposit Agreement, the GDRs and the GDSs, as the same may be amended, modified or supplemented from time to time, in any such case (i) by the Depositary, the Custodian or any of their respective agents, except to the extent such loss, liability or expense is due to negligence or bad faith of any of them, or (ii) by the Company or any of its agents, except to the extent such loss, liability or expense arises out of information relating to the Depositary, the Custodian or any of their respective agents, as the case may be, furnished in a signed writing to the Company by the Depositary expressly for use in an offering document pursuant to which GDRs, GDSs, Shares or other Deposited Securities are offered or sold.

         The Depositary shall indemnify the Company and hold it harmless from any loss, liability or expense of any kind whatsoever which may arise out of acts performed or omitted by the Depositary, the Custodian or any of their respective agents due to the negligence or bad faith of either the Depositary or the Custodian or any of their agents.

         Any person seeking indemnification hereunder (an "indemnified person") shall notify the person from whom it is seeking indemnification (the "indemnifying person") of the commencement of any indemnifiable action or claim promptly after such indemnified person becomes aware of such commencement and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action or claim. No indemnified person shall compromise or settle any action or claim without the consent of the indemnifying person.

         The obligations set forth in this Section shall survive the termination of this Agreement and the Deposit Agreement and the succession or substitution of any indemnified person.

         Nothing in this Agreement shall be construed as creating a relationship of principal and agent between the Company and the Depositary.

         13. Amendment. The form of the GDRs and any provisions of the Deposit Agreement will not, without the consent of the Company, at any time and from time to time be amended by the Depositary in any respect.

         14. Notices. Any and all notices to be given to the Company under this Agreement or the Deposit Agreement shall be deemed to have been duly given if personally delivered, or sent by mail (if domestic, first class, if overseas, first class airmail, postage prepaid) or air courier, or by cable, telex or facsimile transmission confirmed by letter sent by mail or air courier, addressed to Philippine Long Distance Telephone Company, Ramon Cojuangco Building, Makati Avenue, Makati, Metro Manila, Republic of the Philippines,
Attention: Treasurer (facsimile number: (632) 815-8599) or to any other address which the Company may specify by notice.

         Any and all notices to be given to the Depositary shall be deemed to have been duly given if personally delivered, or sent by mail (if domestic, first class, if overseas, first class airmail, postage prepaid) or air courier, or by cable, telex or facsimile transmission confirmed by letter sent by mail or air courier, addressed to Citibank, N.A., 111 Wall Street, 5th Floor, New York, New York 10043, Attention: ADR Department (telex number: ITT: 420392; RCA:
235530; facsimile number: (212) 825-2029), or to any other address which the Depositary may specify by notice.

         Any and all notices to be given to the Custodian shall be deemed to have been duly given if personally delivered, or sent by mail (if domestic, first class, if overseas, first class airmail, postage prepaid) or air courier, or by cable, telex or facsimile transmission confirmed by letter sent by mail or air courier, addressed to Citibank, N.A., Manila, 8741 Paseo de Roxas, Makati, Metro Manila, Republic of the Philippines, Attention: Investment Services Unit (telex number: CITIPHMMAISU; facsimile number: (632) 815-7896), or to any other address which the Custodian may specify by notice.

         Delivery of a notice sent by mail or air courier shall be deemed to be effective three days (in the case of domestic mail or air courier) or seven days (in the case of overseas mail) after dispatch and any notice sent by cable, telex or facsimile transmission as provided in this Section shall be deemed to be effective 24 hours after dispatch. The Depositary, the Custodian or the Company may, however, act upon any cable, telex or facsimile transmission received by it from the other or from any Holder, notwithstanding that such cable, telex or facsimile transmission shall not subsequently be confirmed as aforesaid.

         15. Amended Articles, By-laws and Resolutions. Upon execution of this Agreement, the Company agrees to promptly provide to the Depositary two copies of the Company's Amended Articles of Incorporation and By-laws and the Resolutions of the Board of Directors relating to the Shares. The Company agrees that such Amended Articles, By-laws and Resolutions and this Agreement may be made available for inspection by the Depositary at its Principal New York Office.

         16. Notice of Conversion. The Company agrees that the form of Notice of Conversion attached as Exhibit C to the Deposit Agreement is acceptable in form and substance for any conversion of Shares and shall direct any conversion or transfer agent for the Shares appointed by the Company to accept such Notice of Conversion in connection with the conversion of any Shares.

         17. Notice of Mandatory Conversion Date. All notices of mandatory conversion of any Shares registered in the name of Citicorp Trade Services Limited (or any successor thereto shall promptly be sent to the Custodian in the manner set out in this Agreement.

         18. Defined Terms. Terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Deposit Agreement.

         19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

         20. Benefit of this Agreement and the Deposit Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the other persons specified herein as beneficiaries of one or more provisions of this Agreement. The Depositary acknowledges that the Company is the intended third-party beneficiary of the restrictions described in
Section 2.07 of the Deposit Agreement and any related documents relating to the issuance of GDRs prior to the receipt of Shares attributable thereto and the delivery of Shares prior to the receipt and cancellation of GDRs attributable thereto. The Company and the Depositary acknowledge that the holders of Global Depositary Receipts under the Deposit Agreement are intended third-party beneficiaries of this Agreement.

         21. Severability. In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

         22. Governing Law. This Agreement shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York.

         IN WITNESS WHEREOF, PHILIPPINE LONG DISTANCE TELEPHONE COMPANY and CITIBANK, N.A. have duly executed this Agreement as of the day and year first above set forth.


                                       PHILIPPINE LONG DISTANCE
                                       TELEPHONE COMPANY


                                        /s/  Edgardo M. del Fonso
                                       ________________________________________
                                       Name: Edgardo M. del Fonso
                                       Title: Executive Vice President



                                       CITIBANK, N.A.


                                        /s/
                                       ________________________________________
                                       Name:
                                       Title: